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Morgan, Lewis & Bockius LLP
2000 One Logan Square
Philadelphia, Pennsylvania 19103



August 14, 1996


Tri-Point Medical Corporation
5265 Capital Boulevard
Raleigh, North Carolina 27616


Re:  Registration Statement on Form S-1 (Reg. No. 333-5425)
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Ladies and Gentlemen:

We have acted as counsel to Tri-Point Medical Corporation, a Delaware corporation (the "Company"), in connection with the preparation of the subject Registration Statement on Form S-1, as amended (the "Registration Statement"), relating to the offering of up to 3,450,000 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), of which up to 2,760,000 shares of Common Stock (the "Company Shares"), including 360,000 shares purchasable by the underwriters upon exercise of their over-allotment option, are to be newly issued and sold by the Company, and of which up to 690,000 shares of Common Stock (the "Selling Stockholder Shares"), including 90,000 shares purchasable by the underwriters upon exercise of their over-allotment option, are to be sold by the selling stockholders (the "Selling Stockholders") listed in the Registration Statement under "Principal and Selling Stockholders." This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company's Restated Certificate of Incorporation; (c) the Company's By-Laws; (d) certain records of the Company's corporate proceedings as reflected in its minute book; and (e) such other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed. Our opinion set forth below is limited to the General Corporation Law of the State of Delaware.

Based upon the foregoing, we are of the opinion that (i) the Company Shares will be validly issued, fully paid and nonassessable shares of Common Stock when and to the extent issued
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Tri-Point Medical Corporation

August 14, 1996
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by the Company in the manner and for the consideration contemplated in the
Registration Statement and (ii) the Selling Stockholder Shares will be validly issued, fully paid and nonassessable shares of Common Stock when and to the extent sold by the Selling Stockholders in the manner and for the consideration contemplated in the Registration Statement.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the reference to this Firm under the caption "Legal Matters." In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP